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As filed with the Securities and Exchange Commission on 3 August 2007

Registration No. 333-144752

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

Amendment No. 2
to
Form F-4
 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The Royal Bank of Scotland Group plc
(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of registrant name into English)

United Kingdom (State or other jurisdiction of incorporation or organization)	6029 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)
RBS Gogarburn, PO Box 1000 Edinburgh EH12 1HQ United Kingdom 011 44 131 556 8555 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
CT Corporation System 111 Eighth Avenue New York, NY 10011 (212) 894 8940 (Name, address, including zip code, and telephone number, including area code, of agent of service)

Copies to:
Thomas B. Shropshire, Jr. Lawrence Vranka, Jr. Linklaters LLP One Silk Street London EC2Y 8HQ United Kingdom 011 44 20 7456 2000	Bonnie Greaves George Karafotias Shearman & Sterling LLP Broadgate West 9 Appold Street London EC2A 2AP United Kingdom 011 44 20 7655 5000	William P. Rogers, Jr. Richard Hall Cravath, Swaine & Moore LLP CityPoint One Ropemaker Street London EC2Y 9HR United Kingdom 011 44 20 7453 1000	Gregory B. Astrachan Maurice M. Lefkort Willkie Farr & Gallagher LLP 1 Angel Court London EC2R 7HJ United Kingdom 011 44 20 7696 5454

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the consummation of the transaction described in this document have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(3)	Amount of registration fee(4)

Ordinary shares, nominal value £0.25 per share	130,521,875	Not Applicable	$6,673,109,673	$204,864

Notes:

(1)
American depositary shares issuable on deposit of the RBS ordinary shares registered hereby are being registered pursuant to a separate Registration Statement on Form F-6.

(2)
Calculated as the product of (a) the sum of (i) 375,563,604 ABN AMRO ordinary shares, nominal value €0.56 per share, estimated to be held by U.S. holders as of the date hereof and (ii) 65,388,677 American depositary shares of ABN AMRO, each of which represents one ABN AMRO ordinary share, estimated to be outstanding as of the date hereof and (b) the exchange ratio of 0.296 RBS ordinary shares per ABN AMRO ordinary share or American depositary share. This number represents the maximum number of RBS ordinary shares issuable in exchange for all ABN AMRO ordinary shares held by U.S. persons and all ABN AMRO ordinary shares underlying ABN AMRO American depositary shares upon consummation of the U.S. offer. RBS ordinary shares to be issued in connection with the offers outside the United States are not registered under this Registration Statement.

(3)
Pursuant to Rule 457(c) and Rule 457(f), and solely for the purpose of calculating the registration fee, the market value of the securities to be offered was calculated as the sum of (a) the product of (i) 375,563,604 ABN AMRO ordinary shares, nominal value €0.56 per share, estimated to be held by U.S. holders and (ii) the average of the high and low sales prices of ABN AMRO ordinary shares reported on Euronext Amsterdam on July 16, 2007 (converted into U.S. Dollars on the basis of an exchange rate of €1.00 = $1.3785, which was the Federal Reserve Bank of New York noon buying rate on that date) and (b) the product of (i) 65,388,677 ABN AMRO American depositary shares estimated to be outstanding and (ii) the average of the high and low sales prices of ABN AMRO American depositary shares reported on the New York Stock Exchange on July 16, 2007.

(4)
Calculated in accordance with Rule 457(f) under the Securities Act as the product of the maximum aggregate offering price and $30.70 per $1,000,000 of securities registered. This fee was previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form F-4 initially filed by The Royal Bank of Scotland Group plc on 20 July 2007 is being filed solely for the purpose of amending the exhibit list and adding exhibits to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors.

Indemnification of Directors and Officers

Except as hereinafter set forth, there is no provision of the Memorandum and Articles of Association of RBS (the "Company") or any contract, arrangement or statute under which any director or officer of the Company is insured or indemnified in any manner against any liability that he may incur in his capacity as such.

Deed of Indemnity

The Company has entered into Deeds of Indemnity with the directors and officers of the Company and its wholly-owned subsidiaries (referred to herein as the "RBS Bank Group") that, subject to certain conditions precedent, in consideration of such director or officer continuing in or accepting office as a (i) director of officer of (a) any company within the RBS Bank Group or (b) a company in which a member of the RBS Bank Group is to invest or has invested in less than 50% of the issued share capital of such company (an "Investee Company"), or (ii) an authorised or approved person (or equivalent) under the rule of any regulatory body, the Company will indemnify the director or officer, his estate and his personal representatives from all costs, charges, losses, expenses and liabilities incurred by him in the actual or purported execution and/or discharge of his duties and/or the exercise or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office including any liability incurred by him as an authorised or approved person (or equivalent) (but only to the extent that such position is held in pursuance of the business of the RBS Bank Group) or in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of any company within the RBS Bank Group (or of an Investee Company) and in which decree or judgment is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.

In light of recent amendments to the Companies Act 1985, on 30 March 2005, the Board of Directors of the Company approved an amended form of Deed of Indemnity, which will be subject to the provisions of Section 309A of the Companies Act 1985.

Article 169 of the Company's Articles of Association provides:

"Subject to the provisions of and so far as may be consistent with the Statutes, every Director, Secretary or other officer of the Company, and, if the Directors so determine, an Auditor, shall be entitled to be indemnified out of the assets of the Company against all costs, charges, losses, expenses and liabilities incurred by him in the actual or purported execution and/or discharge of his duties and/or the exercise or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office including (without prejudice to the generality of the foregoing) any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee or Auditor of the Company and in which decree or judgment is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application for relief from liability in respect of any such act or omission in which relief is granted to him by the Court".

Section 309A of the Companies Act 1985 (as amended by the Companies (Audit, Investigations and Community Enterprise) Act 2004) provides:

(1)
This section applies in relation to any liability attaching to a director of a company in connection with any negligence, default, breach of duty or breach of trust by him in relation to the company.

(2)
Any provision which purports to exempt (to any extent) a director of a company from any liability within subsection (1) is void.

(3)
Any provision by which a company directly or indirectly provides (to any extent) an indemnity for a director of:

    (a) the company, or (b) an associated company, against any liability within subsection (1) is void

This is subject to subsections (4) and (5).

(4)
Subsection (3) does not apply to a qualifying third party indemnity provision (see section 309B(1)).

(5)
Subsection (3) does not prevent a company from purchasing and maintaining for a director of:

    (a) the company, or (b) an associated company, insurance against any liability within subsection (1).

(6)
In this section "associated company", in relation to a company ("C"), means a company which is C's subsidiary, or C's holding company or a subsidiary of C's holding company; "provision" means a provision of any nature, whether or not it is contained in a company's articles or in any contract with a company.

Section 309B of the Companies Act 1985 (as amended by the Companies (Audit, Investigations and Community Enterprise) Act 2004) provides:

(1)
For the purposes of Section 309A(4) a provision is a qualifying third party indemnity provision if it is a provision such as is mentioned in Section 309A(3) in relation to which conditions A to C below are satisfied.

(2)
Condition A is that the provision does not provide any indemnity against any liability incurred by the director:

    (a) to the company, or (b) to any associated company.

(3)
Condition B is that the provision does not provide any indemnity against any liability incurred by the director to pay:

    (a) a fine imposed in criminal proceedings, or (b) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising).

(4)
Condition C is that the provision does not provide any indemnity against any liability incurred by the director:

    (a) in defending any criminal proceedings in which he is convicted, or (b) in defending any civil proceedings brought by the company, or an associated company, in which judgment is given against him, or (c) in connection with any application under any of the following provisions in which the court refuses to grant him relief, namely:

      (i) section 144(3) or (4) (acquisition of shares by innocent nominee), or (ii) section 727 (general power to grant relief in case of honest and reasonable conduct).

(5)
In paragraph (a), (b) or (c) of subsection (4) the reference to any such conviction, judgment or refusal of relief is a reference to one that has become final.

(6)
For the purposes of subsection (5) a conviction, judgment or refusal of relief becomes final:

    (a) if not appealed against, at the end of the period for bringing an appeal, or (b) if appealed against, at the time when the appeal (or any further appeal) is disposed of.

(7)
An appeal is disposed of:

    (a) if it is determined and the period for bringing any further appeal has ended, or (b) if it is abandoned or otherwise ceases to have effect.

(8)
In this section "associated company" and "provision" have the same meaning as in Section 309A.

Section 727 of the Companies Act 1985 provides:

"(1)
If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that the court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

(2)
If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3)
Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper".

Any underwriters of securities registered on this registration statement will each agree, severally, to indemnify the Company's directors, the Company's officers who sign the registration statement and the Company's authorised representative in the United States from and against certain civil liabilities based on information relating to such underwriter furnished in writing by such underwriter expressly for use herein.

The Company will agree to indemnify the Company's authorised representative in the United States from and against certain directors' and officers' liabilities.

In addition, the Company has obtained directors' and officers' insurance coverage, which, subject to policy terms and limitations, includes coverage to reimburse the Company for amounts that it may be required or permitted by law to pay directors or officers of the Company and its consolidated subsidiaries.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defence of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21. Exhibits and Financial Statements Schedules.

(a)
The following Exhibits are filed herewith unless otherwise indicated:

Exhibit Number	Description
3	Memorandum and articles of association of The Royal Bank of Scotland Group plc (incorporated herein by reference to Exhibit 4.3 to Post-effective Amendment No. 2 to the Registration Statement on Form F-3 filed on 22 June 2004 (SEC File No. 333-100661)
4.1
Form of Deposit Agreement between RBS and The Bank of New York, as depositary (incorporated herein by reference to Exhibit A to the Registration Statement on Form F-6, relating to RBS ADSs, filed on July 20, 2007)
4.2	Form of American Depositary Receipts representing RBS American Depositary Shares, each evidencing the right to receive one share of RBS (included as Exhibit A to Exhibit 4.1 herein)
5*	Opinion of Dundas & Wilson LLP regarding validity of securities being registered
8.1*	Opinion of Linklaters LLP regarding certain United States federal income tax matters
8.2*	Opinion of Linklaters LLP regarding certain U.K. tax matters
8.3*	Opinion of Deloitte & Touche LLP regarding certain Dutch tax matters
10.1*	Consortium and Shareholders' Agreement, dated 28 May 2007, among The Royal Bank of Scotland Group plc, Banco Santander Central Hispano, S.A., Fortis N.V., Fortis SA/NV and RFS Holdings B.V.
10.2*	Letter dated 16 May 2007 from Merrill Lynch International to Fortis N.V. and Fortis SA/NV
10.3*	Letter dated 28 May 2007 from Merrill Lynch International to The Royal Bank of Scotland plc
10.4*	Letters dated 5 May 2007 from Dresdner Bank AG to Banco Santander Central Hispano, S.A.
10.5*	Letters dated 5 May 2007 from Calyon Sucursal en España to Banco Santander Central Hispano, S.A.
10.6*	Letters dated 14 May 2007 from ING Bank N.V. to Banco Santander Central Hispano, S.A.

10.7*	Letter dated 27 May 2007 from Merrill Lynch International to Banco Santander Central Hispano, S.A.
10.8*	Letter dated 22 June 2007 from Calyon Sucursal en España to Banco Santander Central Hispano, S.A.
10.9*	Letter dated 22 June 2007 from Dresdner Bank AG to Banco Santander Central Hispano, S.A.
10.10*	Letter dated 22 June 2007 from ING Bank N.V. to Banco Santander Central Hispano, S.A.
10.11	Letter dated 16 May 2007 from Merrill Lynch International to Fortis N.V. and Fortis SA/NV
21
List of Subsidiaries of RBS (incorporated herein by reference to Item 4 "Information on the Company—Organisational Structure" of the Annual Report on Form 20-F for the year ended 31 December 2006, SEC File No. 001-10306)
23.1	Consent of Deloitte & Touche LLP as auditors of the financial statements of RBS
23.2*	Consent of Dundas & Wilson LLP (included in the opinion filed as Exhibit 5 to this Registration Statement)
23.3*	Consent of Linklaters LLP (included in the opinion filed as Exhibit 8.1 to this Registration Statement)
23.4*	Consent of Linklaters LLP (included in the opinion filed as Exhibit 8.2 to this Registration Statement)
23.5*	Consent of Deloitte & Touche LLP (included in the opinion field as Exhibit 8.3 to this Registration Statement)
24.1*	Powers of Attorney of Directors of RBS signing by an attorney-in-fact
99.1**	ADS Letter of Transmittal (ABN AMRO ADSs)
99.2**	Notice of Guaranteed Delivery (ABN AMRO ADSs)
99.3**	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (ABN AMRO ADSs)
99.4**	Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (ABN AMRO ADSs)
99.5**	Form of Acceptance for ABN AMRO ordinary shares

*
Previously filed on July 20, 2007.

**
Previously filed on July 23, 2007.

(b)
Financial Statement Schedules

Not applicable.

Undertakings

(a)
In accordance with Item 512 of Regulation S-K, the undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total U.S. dollar value of securities offered would not exceed that which was registered) and any derivation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering;

(5)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

(6)
That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

  (7)
  That, for the purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

  (8)
  To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to securityholders that is incorporated by reference into the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X under the Exchange Act is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest interim report that is specifically incorporated by reference into the prospectus to provide such interim financial information.

(b)
The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorised, in Edinburgh, Scotland, on 3 August 2007.

THE ROYAL BANK OF SCOTLAND GROUP PLC
By:	/s/ MILLER ROY MCLEAN

Name:	Miller Roy McLean
Title:	Group Secretary & General Counsel

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title

* Sir Thomas McKillop	Chairman
Date: 3 August 2007
* Sir Frederick Goodwin	Group Chief Executive and Director
Date: 3 August 2007
* Guy Whittaker	Group Finance Director and Director
Date: 3 August 2007
* John Cameron	Chief Executive, Corporate Markets, and Director
Date: 3 August 2007
* Lawrence Fish	Chairman, RBS America, and Director
Date: 3 August 2007
* Mark Fisher	Chief Executive, Manufacturing, and Director
Date: 3 August 2007
* Gordon Pell	Chief Executive, Retail Markets, and Director
Date: 3 August 2007

* Colin Buchan	Director
Date: 3 August 2007
* James Currie	Director
Date: 3 August 2007
* William Friedrich	Director
Date: 3 August 2007
* Archibald Hunter	Director
Date: 3 August 2007
* Charles Koch	Director
Date: 3 August 2007
* Janis Kong	Director
Date: 3 August 2007
* Joseph MacHale	Director
Date: 3 August 2007
* Sir Steve Robson	Director
Date: 3 August 2007

* Robert Scott	Director
Date: 3 August 2007
* Peter Sutherland	Director
Date: 3 August 2007
Authorised Representative in the United States
*
Name: Donald J. Barry Date: 3 August 2007
By:	/s/ MILLER ROY MCLEAN

Name:	Miller Roy McLean
Date: 3 August 2007
Attorney-in-fact

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
SIGNATURES